UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No._________)

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Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRIPOS, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TRIPOS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 17, 2006

To Our Shareholders:

                The Annual Meeting of Shareholders of Tripos, Inc. (the "Company") will be held at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105 at 1:00 p.m. local time on May 17, 2006 for the following purposes:

1.   To elect six (6) directors to serve for the ensuing year or until their successors are elected; and

2.   To extend the term of the 1996 Director Compensation Plan for an additional five (5) years; and

3.   To act upon a shareholder proposal, opposed by the Board of Directors, requesting that the Board put the Company up for sale; and

4.   To act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

                The Board of Directors has fixed the close of business on March 31, 2006 as the record date for determining those shareholders that will be entitled to notice of, and to vote at, the Annual Meeting.  Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements.

                Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum.  Accordingly, it is important that your shares be represented at the meeting.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.  You may revoke your proxy at any time prior to the time it is voted.  If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                                                                                                                                Sincerely,

                                                                                                                                                /s/ B. James Rubin

                                                                                                                                                Corporate Secretary

St. Louis, Missouri

April 17, 2006

Shareholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxy Forms

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS OF

TRIPOS, INC.

To be held May 17, 2006

This Proxy Statement is furnished to shareholders of Tripos, Inc. ("Tripos" or the "Company"), a Utah corporation, in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time on May 17, 2006 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying proxy form are first being mailed to shareholders on or about April 17, 2006.

VOTING RIGHTS AND SOLICITATION

The close of business on March 31, 2006 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting.  As of that date, there were 10,192,922 shares of Tripos Common Stock, $0.01 par value per share (the "Common Stock"), issued and outstanding.  All of the shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to us will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein.  In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors", FOR the extension of the term of the Director compensation plan as described in "Proposal 2 - Ratify the Extension of the 1996 Director Compensation Plan" and AGAINST the Shareholder Proposal, "Proposal 3", as further described in this Proxy Statement.  Our management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement.  If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgement.

Any shareholder has the right to revoke his or her proxy at any time before it is voted.  A proxy may be revoked either by written notice of revocation to the Secretary of Tripos, by the execution of a subsequently dated proxy or by attending the meeting and voting in person.

The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting.  Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date.  In the election of directors, shareholders will not be allowed to cumulate their votes.  The six nominees receiving the highest number of votes will be elected.  Under Utah law, the extension of the 1996 Director Compensation Plan will be approved if more votes are cast in favor of the plan than in opposition to the plan, and the shareholder proposal will be defeated if more votes are cast in opposition to the shareholder proposal than in favor of the proposal.  Accordingly, abstentions and broker non-votes will not affect the outcome of any of the matters expected to be presented at the meeting.  Any other matter presented for approval by the shareholders at the Annual Meeting will generally be approved if the votes cast in favor of a matter exceed the votes cast in opposition.  With respect to any such matter, abstentions and broker non-votes are not likely to affect the outcome of a vote on such matter.

                                                                      -1-

Under Utah law and our amended and restated articles of incorporation an amendment to the articles or a merger or other business combination, neither of which are being presented for action at this meeting, may be approved with the recommendation of our Board of Directors and the vote of a majority of our Common Stock outstanding and entitled to a vote.

The entire cost of soliciting proxies will be borne by us.  Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telefax or special letter by officers and our regular employees for no additional compensation.  Our Board of Directors has engaged Mellon Investor Services to provide routine advice and services.  Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our Common Stock, and such persons shall be reimbursed for their reasonable expenses.

SHAREHOLDER PROPOSALS

We must receive proposals from shareholders that are intended to be presented at the 2007 Annual Meeting no later than December 18, 2006, for consideration for inclusion in our proxy statement relating to that meeting.  Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with the SEC's proxy rules.

Shareholders intending to bring any business before an annual meeting of shareholders, but not requesting their proposal to be included in the Company's proxy statement, must deliver written notice thereof to the Corporate Secretary not less than 60 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting of shareholders.  Thus notice of a shareholder's intention to bring a matter before our 2007 Annual Meeting must be received between February 16, 2007 and March 18, 2007.  If, however, the date of our 2007 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder's notice must be given not more than 90 days before the date of the Annual Meeting and not later than the later of the 60th day before the Annual Meeting and the tenth day after the date on which public announcement of the new meeting date is made.  Additionally, if the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of this Proxy Statement, or March 3, 2007, then the proxy holders for the Company's 2007 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not included in the Company's proxy statement related to that shareholder meeting.

In order for a shareholder to nominate a candidate for director under our Bylaws, timely notice of the nomination must be received in advance of the meeting.  We must receive such notice no later than March 18, 2007, and no earlier than February 16, 2007, unless the meeting date is changed as described above.  This notice must include the name and address of the shareholder as it appears on our shareholders list, the number of shares of our common stock owned by the shareholder beneficially or of record, a description of the proposed business, the reasons therefor, and other matters specified in our Bylaws.  These requirements are separate from and in addition to requirements a shareholder must meet to have a proposal included in the proxy statement and proxy card.  Our Bylaws may be amended by our Board of Directors or by the shareholders at a meeting.

 In each case the notice must be given to the Secretary of the Company, whose address is 1699 South Hanley Road, St. Louis, Missouri 63144.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors is made up of six (6) Directors who stand for re-election by the holders of Common Stock at each annual meeting.

                                                                      -2-

The nominees for the Board of Directors are set forth below.  The proxy holders intend to vote all proxies received by them without voting instructions in the accompanying form FOR the nominees for director listed below.  In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, either the size of the Board will be reduced or the proxies will be voted FOR any nominee who shall be designated by the present Board of Directors, upon the recommendation of the Nominating Committee, to fill the vacancy.  As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.  The directors will serve for a one-year term, or until their respective successors are duly elected and qualified.  Directors are elected by a plurality of the votes cast at the meeting.

Nominees to Board of Directors:

Name	Director Since	Age	Name	Director Since	Age

Ralph S. Lobdell	1994	62	Alfred Alberts	1997	74
Stewart Carrell	1994	72	John P. McAlister	1994	57
Gary Meredith	1996	71	Ferid Murad	1996	69

Ralph S. Lobdell has served as the Chairman of our Board of Directors since June 1994.  Mr. Lobdell received his Bachelor of Science degree from the U.S. Naval Academy in 1965 and his Master of Business Administration from Stanford University in 1972.  Mr. Lobdell worked for First Chicago Corporation from 1972 through 1977, initially on the parent company staff and then its venture capital subsidiaries.  In 1977, Mr. Lobdell joined Abbott Laboratories in Chicago in Corporate Planning and Development.  Mr. Lobdell worked for the Harbour Group, a St. Louis based investment company, from 1979 until his retirement in 1991.  He was appointed President of Harbour in 1987.  Mr. Lobdell served on the Board of Directors of virtually all of Harbour's portfolio companies acquired during his tenure.  In September 2004, Mr. Lobdell was elected to the board of the Iraq Middle Market Development Foundation and in January 2005, he was elected to the board of directors of the Middle East Micro-Credit Company.  Both of these entities are not-for-profit non-governmental organizations.

Alfred W. Alberts was appointed as a Director in February 1997.  Mr. Alberts is currently serving on the Board of Directors of Cardium Therapeutics, Cambridge, Massachusetts and is a scientific consultant to several major pharmaceutical companies.  He served as the Vice President of Biochemistry and Natural Product Discovery at Merck Research Laboratories prior to his retirement in 1995.  Prior to joining Merck, Mr. Alberts was a member of the faculty of the Department of Biochemistry at Washington University in St. Louis.  Mr. Alberts has co-authored six patents and received several prestigious awards including the Thomas Alva Edison Award, the Inventor of the Year Award as well as an Honorary Doctor of Science degree from the University of Maryland.

Stewart Carrell has been a Director since May 1994.  He served as Chairman of the Board of Directors of Evans & Sutherland Computer Corporation until his retirement in 2001.  Between 1984 and 1994, Mr. Carrell was Chairman and/or Chief Executive Officer of several companies through his association with the investment banking and venture capital firm of Hambrecht & Quist.  Prior to 1984, Mr. Carrell was employed for 25 years by Texas Instruments in various capacities, the most recent of which was Executive Vice President.  Mr. Carrell holds an undergraduate degree from Southern Methodist University and a Masters degree from Stanford University.

Dr. John P. McAlister has served as our Chief Executive Officer and as a Director since May 1994.  Dr. McAlister obtained his B.S. in Chemistry from Tarleton State College in 1971 and his Ph.D. in Biochemistry and X-Ray Crystallography from the University of Wisconsin, Madison, in 1978.  In 1980 after a two-year post-doctoral appointment, Dr. McAlister joined the staff of the Computer Systems Laboratory at Washington University, St. Louis where he served first as Associate Director of the MMS-X National Collaborative Research Program and then as Research Associate in Computer Science.  Dr. McAlister began working for Tripos in 1982 under contract to supervise software development for molecular graphics applications.  In 1984, he joined Tripos as Director of Software Research and Development.  In 1987, Dr. McAlister was named Vice President, Research and Development, and in 1988 was promoted to President.

                                                                      -3-

Gary Meredith was named a Director in January 1996.  Mr. Meredith recently retired from service on the Board of Directors of Regence BlueCross BlueShield of Utah for which he also served as Chairman of the Audit Committee.  He retired from his position as Senior Vice President of Evans & Sutherland Computer Corporation ("E&S") in 1999.  Mr. Meredith had been with E&S for twenty-two years during which time he held several positions including Assistant to the President, VP-Administration, President-Interactive Systems Division, VP-Development, Secretary and Chief Financial Officer.  Prior to joining E&S, he was President of Interwest General Corporation and Windsor Industries.  Mr. Meredith also was Chairman and President of Reid-Meredith, Inc., a company he founded in 1962.  Mr. Meredith received his B.S. degree from Brigham Young University.

Dr. Ferid Murad was named a Director in November 1996.  Dr. Murad received his M.D. and Ph.D. from Case Western Reserve University.  Dr. Murad is the former Vice President of Pharmaceutical Research and Development at Abbott Laboratories, and formerly, the President and CEO of Molecular Geriatrics Corporation, a bio-pharmaceutical company.  Dr. Murad has held a number of notable positions during his career including Chairman of the Department of Medicine at Stanford University, Chief of Medicine at Palo Alto Veterans Administration Hospital and Director of Clinical Research at the University of Virginia School of Medicine.  Dr. Murad was the 1998 co-recipient of the Nobel Prize for Physiology or Medicine as well as the 1996 recipient of the Albert Lasker Medical Research award and is a member of the National Academy of Science.  He is currently Professor in the Department of Integrative Biology, Pharmacology and Physiology at the University of Texas Medical School in Houston and Director of the Institute of Molecular Medicine.

Related Party Transactions

There are no family relationships among our executive officers or directors.  There are no other relationships between Tripos and the board members or the other firms they may represent.

Board Meetings and Committees

The Board has determined that Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad are independent directors under the listing standards of the NASDAQ Stock Market.

During the fiscal year ended December 31, 2005, our Board of Directors held a total of six (6) meetings.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served, except for Dr. Murad and Mr. Meredith who each attended 50%.  The independent directors met without any management directors or employees present one time last year to discuss board policies, processes and practices.  It is the Board's policy that the directors should attend our Annual Meeting of the shareholders, absent exceptional cause.  All Board members except Dr. Murad were in attendance at the 2005 Annual Meeting.

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

The Audit Committee meets with our financial management and the independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures.  This Committee, consisting of Stewart Carrell, Chairman, Ralph Lobdell, Alfred Alberts, Gary Meredith and Ferid Murad, held six (6) meetings during fiscal 2005.  Members attended all meetings with the exception of Dr. Murad who was unable to attend two and Mr. Meredith three of six Audit Committee meetings during 2005.  The members of the Audit Committee are independent, as independence is currently defined under NASDAQ's listing standards. The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the NASDAQ Stock Market.  The Board has also determined that Mr. Ralph Lobdell, Mr. Stewart Carrell and Mr. Gary Meredith qualify as "audit committee financial experts" as defined by the SEC rules adopted pursuant to the Sarbanes−Oxley Act of 2002.  The Audit Committee operates under a written charter that was adopted by the Board of Directors on September 27, 2004.  The full text of the charter is published on our website at www.tripos.com under the "About Tripos" caption and link to "Corporate Governance".

The Compensation Committee reviews and approves compensation arrangements for our management.  The members of the Compensation Committee are independent, as independence is currently defined under NASDAQ's listing standards.  This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith, and Ferid Murad, held one (1) meeting during fiscal 2005.  All Compensation Committee members except for Dr. Murad were in attendance.

                                                                      -4-

The Executive Committee receives strategic and investment opportunities from internal and external sources and decides whether they merit consideration.  This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, held four (4) meetings during fiscal 2005.  Mr. Meredith missed one and Dr. Murad missed three meetings of the Executive Committee.

The Nominating Committee consists of the directors of the Company who are independent within SEC and NASDAQ rules as from time to time in effect.  Among its responsibilities is to identify, evaluate and recommend to the Board for nomination and election to the Board, director candidates having the appropriate independence and expertise required by applicable rules or deemed appropriate under the circumstances, including those nominees submitted by shareholders in accordance with the provisions of the Company's Bylaws.  Additionally, the Nominating Committee makes recommendations to the Board concerning the structure and membership of the board committees, as deemed appropriate.  Further, the Nominating Committee also conducts the annual performance evaluation of the Board of Directors and will be administering the Board's planned director education program.  The Nominating Committee consists of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad.  The Nominating Committee held one meeting during 2005.  Dr. Murad was unable to attend the meeting.  The Nominating Committee operates under a written charter that was adopted by the Board of Directors on September 27, 2004.  The full text of the charter is published on our website at www.tripos.com under the "Investor Relations" caption and link to "Corporate Governance".

Director Remuneration

Mr. Ralph Lobdell receives an annual retainer of $25,000 as our Chairman of the Board and is reimbursed for all out-of-pocket expenses related to attendance at meetings of the Board of Directors.  Mr. Lobdell's annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate on the last trading day of each fiscal quarter.  In addition, the Company paid $7,879 which is a portion of the costs for Mr. Lobdell's medical insurance coverage plus the cost of a high-speed internet connection to his home to facilitate the delivery of Company business materials.

Non-employee members of the Board, except for Mr. Lobdell, are each paid an annual retainer of $10,000, and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at all Board meetings and applicable committee meetings.  The annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate on the last trading day of each fiscal quarter.

In addition to the compensation described above, non-employee members of the Board receive $600 for attendance at quarterly and annual meetings.  As chairman of the Audit Committee, Mr. Carrell receives an additional $400 for attendance at Audit Committee meetings.

No other compensation is paid to the non-employee members of the Board with respect to service on the Board although we retain the discretion to make stock awards to them under the terms of the 1996 Director Stock Compensation Plan.  Employee members of the Board receive no additional compensation for their service on the Board.

Compensation Committee Interlocks and Insider Participation

All of the independent directors serve as members of the Compensation Committee.  No current or previous members of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries.  No executive officer of the Company served as a member of the board of directors or compensation committee or another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Recommendation of the Board of Directors

The six nominees receiving the highest number of votes will be elected.  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE  "FOR"  THE ELECTION OF EACH OF THE ABOVE NOMINEES.

                                                                      -5-

PROPOSAL 2:

RATIFY THE EXTENSION OF THE 1996 DIRECTOR STOCK COMPENSATION PLAN

The Board of Directors of the Company adopted an amendment to the 1996 Director Stock Compensation Plan (the "Director Stock Plan") on March 24, 2006 in order to extend the plan's term for an additional five (5) years beyond its current scheduled expiration date of May 10, 2006.  The Board is not seeking an increase in the number of shares reserved under the Plan.  The amendment to the plan is subject to the approval of the shareholders at the Annual Meeting.

The Director Stock Plan, which was initially adopted in 1996, requires that 50% of a non-employee director's annual retainer be paid in shares of the Company's Common Stock.  At our 2001 annual shareholders' meeting, the Director Stock Plan was amended to permit the grant of discretionary stock awards to our non-employee directors.

The Board believes that the Director Stock Plan is an appropriate mechanism for attracting and compensating non-employee directors.  Although the non-employee directors are eligible to receive stock options under the 2005 Equity Compensation Plan, no grants of options have been made to the non-employee directors.  No other form of equity compensation is available to the Directors at this time.  Previously, the Directors were entitled to grants of stock options under the 1994 Director Option Plan.  That plan expired in 2004 at the conclusion of its ten-year term and was not replaced.  Therefore, the continuation of the 1996 Director Stock Plan would be in the interests of the Company and its stockholders by providing an important tool to attract and retain directors.  The Board believes this retention tool is important in light of the past and expected contributions of the non-employee directors in helping to evaluate strategic alternatives for the Company and, in the case of directors with scientific expertise, helping to expand the Company's core business.

If the amendment is approved by the shareholders at the Annual Meeting, the Board intends to continue to utilize the available shares in the distribution of the quarterly compensation of the Board.  The Board has no immediate plans to make any discretionary issuances of shares to its members.  However, the Board believes that it is in the best interests of the Company and its shareholders that an equity compensation plan remains in place that allows the Board to use its discretion in making additional issuances of stock to non-employee directors as compensation for services beyond those compensated by the quarterly retainer payment.

The Director Stock Plan, as proposed to be amended, will extend the ability of the Board of Directors to obtain a portion of their compensation in the form Common Stock of the Company for an additional five years and be properly aligned with the best interests of the shareholders.  All other terms and conditions of the Director Stock Plan will remain unchanged.  A complete text of the proposed amendment to the Director Stock Plan is set forth as Appendix A to this Proxy Statement.  The following is a summary of the Director Stock Plan, as proposed to be amended.

Director Stock Plan.  The Director Stock Plan will be administered by the Board of Directors which will make all determinations with respect to discretionary issuances, including any restrictions or limitations in connection with these issuances.  Only non-employee directors will be entitled to either automatic or discretionary issuances under the plan.  The number of shares available under the Director Stock Plan will proportionally be adjusted in the event of a change in capitalization of the Company.  No further issuances of shares under the Director Stock Plan will be made in the event of a dissolution or liquidation of the Company or a merger or sale of substantially all of the assets of the Company.  The Director Stock Plan may be terminated at any time by the Board but such termination or amendment may not impair the rights of a non-employee director to receive shares in payment of a retainer already earned or compensation already approved by the Board.  Upon issuance of the shares, the director receiving the shares will generally recognize ordinary income for the full value of the shares issued and the Company will be entitled to a deduction in the same amount.  If restrictions are placed upon the shares at the time of issuance, the holder will generally recognize ordinary income at the time the restrictions expire with respect to the shares and the Company will be entitled to a deduction equal to the income realized in the year in which the holder is required to report the income.

                                                                      -6-

The number of shares available under the Director Stock Plan will remain at 160,000.  Of these, 57,108 shares have been issued prior to this date pursuant to automatic grants in payment of 50% of the annual retainers of the non-employee directors, leaving a balance of 102,892 shares available for future issuance.  The Board believes that the remaining balance of shares available for issuance is sufficient to cover needs during the requested extension period.  Members of our board of directors who are not employees have an interest in this Proposal, because they receive equity awards under the Director Stock Plan.

The following table summarizes the approximate dollar value and number of shares granted under the Director Stock Plan in 2005 to (i) each director who is not an executive officer and (ii) all directors who are not executive officers as a group.  Only directors who are not also executive officers are eligible to receive awards under the Director Plan.

Amended Plan Benefits	1996 Director Stock Compensation Plan (1)
Name and Position	Dollar Value (2)	Number of Shares Granted
Ralph S. Lobdell, Chairman	$13,695	3,740
Alfred Alberts, Director	6,196	1,697
Stewart Carrell, Director	6,596	1,819
Gary Meredith, Director	5,896	1,616
Dr. Ferid Murad, Director	5,292	1,441

Non-Executive Officer Director Group (5 persons)	$37,675	10,313

(1)   Future benefits under the Director Stock Plan are not determinable because discretionary awards may be granted under the Plan.

(2)   Indicates the value of the shares on the date of issuance.

Shareholder Vote Required; Recommendation of the Board.  Under Utah law, the extension of the 1996 Director Compensation Plan will be approved if more votes are cast in favor of the plan than in opposition to the plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE   "FOR"   PROPOSAL 2.

                                                                      -7-

SHAREHOLDER PROPOSAL

PROPOSAL 3:

Anthony Magnoli (the "Proponent"), 161 Fiesta Heights, Meriden, Connecticut 06541, reporting beneficial ownership of 38,000 shares of Tripos common stock, has given notice that he will introduce the following resolution and supporting statement.  The Company and its Board of Directors accept no responsibility for the Proponent's statements.

RESOLVED:      the shareholders of Tripos request that the Board of Directors put Tripos, Inc. up for sale.

Supporting Statement:

"I have held Tripos common stock for many years and know that the Company has grown in size, sales and technical accomplishments.  However, for many reasons the stock remains 80% to 90% below its high.  Its market price does not reflect the real value of the Company.

The reasons for this may be:

•         Tripos may be too small to benefit from being a public company.

•         Tripos has been the subject of a stockholder lawsuit.

•         Analysts do not cover Tripos.

•         The market is illiquid; it is hard to buy and sell the stock.

I have concluded that the best way for the shareholders to recoup some of their investment is by a sale of the Company.  I am certain that with the worldwide climate for takeovers and buyouts we could realize a fair price with the small amount of shares outstanding.  I do not feel it is fair to shareholders, many of whom have held stock for years, to be forced to remain in this pitiful situation.  There is real value in this Company as a worldwide business, but it appears the only way for shareholders to receive this value is with the sale of the Company.  I and other shareholders wish this was not so but after all these years there is no other way.  Frankly we are tired and wish to end it with as much as we can receive."

Board of Directors Statement in Opposition to the Shareholder Proposal.

Your Board of Directors recommends a vote AGAINST this proposal because its current efforts to evaluate the Company's strategic alternatives to maximize shareholder value clearly encompass the matter requested by the Proponent.  Specifically:

  Your Board of Directors has already engaged an investment bank to help the Board explore various strategic alternatives to maximize shareholder value and enhance growth prospects for each of the Company's core businesses;
  This process is well underway;
  The investment bankers have participated in detailed discussions and analysis with your Board of Directors about various strategic alternatives available to Tripos.  These include selling the Company, becoming a private company, and separating the informatics and research businesses;
  The sale of Tripos is a significant consideration in our ongoing process;
  The Company is in discussions with other parties with whom the Company might participate in effecting various of these alternatives for the Company;
  The Board of Directors is engaged in a prudent, deliberative process, aided by independent financial and legal advisers, to determine the best course of action for Tripos and its shareholders;

                                                                      -8-

  Solely pursuing an immediate outright sale of the Company would ignore the strategic analysis and ongoing discussions that the investment bankers, Board and management have been carefully undertaking.  An immediate outright sale outside the current process underway might not maximize shareholder value; and
  The Board is committed to a process to maximize shareholder value; it does not believe it would be fulfilling its duties to shareholders by heeding this shareholder demand in a way that would force us to abandon the current process.

On January 9, 2006, Tripos announced the retention of the investment banking firm of Seven Hills to assist the Board and management in reviewing strategic options to maximize shareholder value.  Seven Hills had assisted Tripos in the recent Optive transaction, and has been working with the Board and management since the summer of 2005 to review and analyze strategic alternatives.  Since then, Seven Hills has identified a number of potential strategic and financial partners with whom the Company has engaged in discussions.  No assurance can be given that any of these potential strategic or financial partners will make a proposal for a possible strategic transaction, or that any proposal, should one be received, would result in a definitive agreement, or that any such agreement, should one be made, would be consummated.  Additionally, Tripos expressly disclaims any responsibility to make any further public comment about a possible strategic transaction until such time, if ever, as it enters into a material definitive agreement regarding a possible strategic transaction.

The Board respectfully suggests to its shareholders that it has already more than satisfied the request of the Proponent.  Management and counsel have sought on many occasions to convince the Proponent that his proposal is "moot" because the Board of Directors has already initiated the process requested.  However, rather than incur the additional cost of seeking a ruling from the Securities and Exchange Commission that the Proponent's proposal is excludible due to being moot or for other reasons, or incur further distraction of management attention through further discussions with the Proponent, the Company has agreed to accommodate Proponent's demand to include the foregoing proposal in the Proxy Statement.

Under Utah law, the Shareholder Proposal will not be approved unless more shares are voted in favor of the Shareholder Proposal than in opposition to it.  Accordingly, abstentions and broker non-votes are not likely to affect the outcome of the vote on such matter.

Shareholder Vote Requested; Recommendation of the Board.  The Board does not believe that a vote for the Shareholder Proposal would be in the best interest of the Company and its shareholders, and therefore recommends a vote AGAINST the Shareholder Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE  "AGAINST"  THE SHAREHOLDER PROPOSAL (PROPOSAL 3), AND YOUR PROXY WILL BE VOTED AGAINST THE PROPOSAL IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                                                      -9-

OWNERSHIP OF SECURITIES

The following tables set forth, as of the Record Date, the name of each person who owns of record or is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, the number of shares owned by all directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby.  We believe that each of the directors and executive officers has sole voting and investment power over such shares of Common Stock.

Holders of More than 5%:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Eliot Rose Asset Management, LLC 10 Weybosset Street, Suite 401 Providence, RI 02903	-0- (2)(a) 1,585,032 (2)(c)	0.0% 15.6%
State of Wisconsin Investment Board P.O. Box 7842 Madison, Wisconsin 53707	1,300,000 (2)(a) 1,300,000 (2)(c)	12.8%
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, Maryland 21202	539,350 (2)(a) 837,150 (2)(c)	5.3% 8.2%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	743,322 (2)(a) 743,322 (2)(c)	7.3%
Tapestry Investment Partners, LP 10 Weybosset Street, Suite 401 Providence, RI 02903	699,857 (2)(a) 699,857 (2)(c)	6.9%

Directors and Named Executive and Other Officers:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Direct Ownership	Exercisable Stock Options	Total Beneficial Ownership	Percent of Class (1)
Ralph S. Lobdell	117,372	93,750	211,122	1.9%
Alfred Alberts	8,709	76,250	84,959	*
Stewart Carrell	122,925	51,250	174,175	1.6%
Gary Meredith	4,040	30,450	34,490	*
John P. McAlister	215,337	119,000	334,337	3.0%
Ferid Murad	68,635	93,750	162,385	1.5%
Mark C. Allen	-	59,188	59,188	*
Richard D. Cramer	74,720	35,832	110,552	*
Bryan S. Koontz (3)	125,369	73,334	198,703	1.8%
B. James Rubin	2,000	161,250	163,250	1.5%
Dieter Schmidt-Bäse	-	49,333	49,333	*
All directors and executive
officers as a group (14 persons)	779,764	932,370	1,712,134	15.4%

* Less than one percent of the outstanding Common Stock.

(1)     Percentage of beneficial ownership is calculated assuming 10,189,593 shares of Common Stock were outstanding on March 15, 2006.  This percentage includes Common Stock owned by (Direct Ownership) or that which such individual or entity has the right to acquire beneficial ownership of within sixty days of March 15, 2006 (Exercisable Stock Options), including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.  Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2)     This information is based on Schedules 13G filed with the Securities and Exchange Commission (the "SEC").  Each reporting entity attests that it has:

                                                                     -10-

(a) sole voting power over its reported shares of Common Stock;

(b) shared voting and dispositive power over its reported shares of Common Stock;

(c) sole dispositive power over its reported shares of Common Stock.

(3)     Mr. Koontz joined the Company in January 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of Tripos Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based on our review of the copies of such forms received, or written representations from certain reporting persons that no year-end reports on Forms 5 were required for those persons, we believe that, during fiscal 2005, our officers, directors, and greater than ten-percent beneficial owners complied with all applicable filing requirements.

MANAGEMENT

Set forth below is certain information with respect to our executive officers and additional key employees, other than our President and Chief Executive Officer, Dr. John P. McAlister, whose biographical information is set forth under "Election of Directors" above:

Executive Officers:

Name	Age	Title
Simon J. Cole	51	Vice President, Finance, Tripos Discovery Research Ltd.
Richard D. Cramer, III	64	Senior Vice President, Science and Chief Scientific Officer
Mark C. Allen	56	Senior Vice President, Discovery Research
Bryan S. Koontz	34	Senior Vice President, Discovery Informatics
B. James Rubin	42	Senior Vice President, Chief Financial Officer, and Secretary
Dieter Schmidt-Bäse	47	Senior Vice President, Worldwide Sales
Mary P. Woodward	60	Senior Vice President, Strategic Development
John D. Yingling	49	Vice President, Chief Accounting Officer, and Assistant Secretary

Simon J. Cole received his diploma in Accountancy and Business Studies from the University of Glamorgan in 1973 and became a Fellow of the Chartered Institute of Management Accountants in the United Kingdom.  Mr. Cole was with a local public accounting firm before entering industry.  He has held various financial and operational positions with manufacturers such as eight years with Famous Names Ltd., a UK-based confectioner/retailer, and nine years with Nutricia, a Dutch-owned infant and clinical foods manufacturer.  In 1995 he joined Millipore Corporation where he was the Head of Finance for the BioPharmaceutical Division in the United Kingdom.  In 2002, he joined Tripos Discovery Research, Ltd. and currently holds the position of Vice President of Finance.

Dr. Richard D. Cramer, III received his A.B. degree from Harvard University in Chemistry and Physics in 1963, and his Ph.D. in Physical Organic Chemistry from the Massachusetts Institute of Technology in 1967.  Dr. Cramer worked for Polaroid Corporation from 1967 through 1969.  This was followed by a two-year fellowship as a senior member of the computer synthesis group at Harvard University under direction of Dr. E. J. Corey.  Dr. Cramer joined Smith Kline & French Laboratories in 1971.  He was awarded a succession of titles culminating in Associate Director and Fellow, Medicinal Chemistry.  Dr. Cramer joined Tripos in 1983 as Vice President of New Products where he formulated the techniques of Comparative Molecular Field Analysis (CoMFA), a patented software technology.  More recently "topomer-based" technologies, for example ChemSpace™, are being developed by Dr. Cramer for use at Tripos Discovery Research Ltd. and in customer relationships.  Dr. Cramer was named Vice President of Scientific Activities in 1988.  In 2000, Dr. Cramer was promoted to the position of Senior Vice President, Science and Chief Scientific Officer.

                                                                     -11-

Dr. Mark C. Allen received his BSc degree in Chemistry from Exeter University and his MPhil and PhD degrees from the Council for National Academic Awards after periods of postgraduate study at the Universities of Plymouth and Brighton.  Dr. Allen is a Chartered Chemist and a Fellow of the Royal Society of Chemistry.  He joined CIBA-Geigy Pharmaceuticals UK Ltd. in 1975.  In 1994 after progressing through the organization in both the UK and the US, Dr. Allen was appointed Head of Core Drug Discovery Technologies for CIBA Pharmaceuticals UK where he was responsible for all analytical chemistry, combinatorial chemistry, scale-up chemistry and molecular modeling activities.  Following the formation of Novartis in early 1997, Dr Allen was appointed Head of Drug Discovery Support for Novartis Pharmaceuticals UK.  He joined Tripos Discovery Research Ltd in 1998 as Director of Research & Analytics and Deputy Managing Director.  He was promoted to Vice President, Head of Operations in 1999, where his responsibilities included the direction and management of all scientific activities at Tripos Discovery Research.  In 2005, he was promoted to Senior Vice President, Discovery Research.

Bryan S. Koontz Mr. Bryan S. Koontz has served as Tripos' Senior Vice President and General Manager of Discovery Informatics since April, 2005.  Mr. Koontz joined Tripos in January, 2005 as vice president of marketing and corporate development, where he is responsible for overseeing worldwide marketing and corporate development activities with a focus on Tripos' Discovery Informatics software business.  Prior to joining Tripos, Mr. Koontz was Chief Executive Officer of Optive Research, Inc., an innovative molecular discovery software company he co-founded in 2002 along with Professor Robert S. Pearlman at the University of Texas.  Prior to Optive Research, Mr. Koontz served in a variety of executive roles, including VP Marketing and VP Business Development, at Contextual, Inc., an enterprise software company co-founded by Mr. Koontz and backed by Dell Ventures, Austin Ventures and TL Ventures.  Mr. Koontz also held several management positions, including Director of Business Development and Director of Product Management at Trilogy Software, Inc. from 1997 to 1999.  Mr. Koontz holds a B.S. with honors in Mechanical Engineering and a minor in Engineering Mechanics from The Pennsylvania State University and graduated summa cum laude with a M.S. in Mechanical Engineering with a focus in control system theory from The Massachusetts Institute of Technology.

Mr. B. James Rubin joined Tripos in October 2001 as Senior Vice President, Chief Financial Officer and Secretary.  Prior to joining Tripos, he was the Chief Financial Officer and Chief Operating Officer of Influence LLC, a St. Louis-based eBusiness solutions company.  From 1996 through 2000 Mr. Rubin held a number of senior positions at Monsanto Company, including the Head of Corporate Strategy, Co-Head of Agricutural Biotech Research, and Director of Mergers & Acquisitions.  Prior to positions in industry, Mr. Rubin held positions in banking and consulting.  He received his B.S. degree in Finance from Indiana University and his M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Dr. Dieter Schmidt-Bäse received his Ph.D. in Organometallic Chemistry and Crystallography from University of Göttingen in Germany in 1988.  Dr. Schmidt-Bäse worked at the University of Wisconsin in Madison on Organo Lead Compounds for Protein Structure Determination as a research associate.  After returning to Germany, Dr. Schmidt-Bäse joined Tripos GmbH in 1991, where he has held positions as Account Manager, Regional Account Manager and most recently as Director of Discovery Software Business in our Munich office.  Dr. Schmidt-Bäse was promoted to Senior Director of European Sales in April 1999.  In February 2001, he was promoted to Vice President, Sales-Europe, and in January 2004 he was promoted to his current position of Senior Vice President, Worldwide Sales.

Ms. Mary P. Woodward obtained her B.A. degree in English from Creighton University in 1967, her M.A. in English from the University of Kansas in 1969, and has taken courses in high technology, international marketing and strategic alliance offered in the Berkeley, Stanford, and Northwestern J.L. Kellogg Graduate School of Management Executive Programs.  Since joining Tripos in 1983, Ms. Woodward has held a series of sales, legal, marketing and administration positions.  In 2000, she was promoted to Senior Vice President, Strategic Development.

Mr. John D. Yingling received his B.S. degree in Accounting from the University of Missouri, St. Louis, in 1979 and holds certificates as a Certified Public Accountant and a Certified Treasury Professional.  Mr. Yingling worked for Storz Instrument Company, a micro-surgical instrument manufacturer, in a series of accounting positions from 1979 to 1983 and for Clayton Brokerage Company from 1983 to 1985.  This was followed by several accounting, tax and treasury positions at Venture Stores, Inc. from 1985 to 1995.  Mr. Yingling joined Tripos in May 1995 as U.S. Controller and was promoted to Corporate Controller & Treasurer in January 1999.  During 2001, Mr. Yingling was promoted to Vice President, Chief Accounting Officer.

                                                                     -12-

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid to our Chief Executive Officer and to each of our five most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of our last fiscal year.  Messrs. McAlister, Allen, Cramer, Koontz, Rubin and Schmidt-Bäse are collectively referred to as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation Awards
					Securities	All Other
				LTIP	Underlying	Compensation
Name & Principal Position	Year	Salary (1)	Bonus (2)	Payouts	Options # (3)	(4)
John P. McAlister	2005	$ 370,833	$ -	$ -	25,000	$6,300
President & Chief Executive Officer	2004	325,000	124,000	-	-	26,775
	2003	325,000	-	-	-	6,000

Mark C. Allen	2005	197,282	-	-	18,000	28,890
Sr. VP, Discovery Research	2004	164,915	14,675	-	10,000	26,393
	2003	142,197	-	-	15,000	21,284

Richard D. Cramer	2005	191,417	-	-	-	-
Sr. VP, Science	2004	178,525	15,000	-	-	-
	2003	172,917	-	-	-	2,534

Bryan S. Koontz (5)	2005	181,061	-	-	80,000	4,905
Sr. VP, Discovery Informatics

B. James Rubin	2005	234,500	-	-	18,000	6,300
Sr. VP, Chief Financial Officer	2004	207,000	40,000	-	10,000	6,150
	2003	205,833	-	-	40,000	6,000

Dieter Schmidt-Bäse	2005	252,300	-	-	10,000	15,094
Sr. VP, Worldwide Sales	2004	232,072	25,500	-	22,000	13,826
	2003	187,259	11,684	-	-	12,576

(1)   Includes salary deferred under our 401(k) Plan.

(2)   No bonuses were earned in 2005.  Bonuses earned in 2004 were awarded by the Board of Directors based on achievement of certain performance goals.  In addition, Dr. McAlister was awarded a bonus in the second quarter of 2004 for completion of successful strategic investments.  During 2003, no bonuses were awarded to Dr. McAlister (CEO) and the Executive Team based on 2003 company performance, although the broader employee population did earn a bonus for achievement of their "individual" performance goals.

(3)   The number of shares underlying option grants consists of options granted to our employees under the 2005 Equity Incentive Plan or the 1994 Stock Option Plan.

(4)   For U.S. employees, "All Other Compensation" includes a matching contribution to our 401(k) Plan.  For Dr. Allen and Dr. Schmidt-Bäse, the amounts include a car allowance and pension match.  For Dr. McAlister, the 2004 amount includes a one-time payment for excess unused vacation pay resulting from a change in our vacation policy.

(5)   Mr. Koontz joined Tripos in January 2005 during the acquisition of Optive Research, Inc.

                                                                     -13-

Stock Options

The following table contains information concerning the grant of stock options made to our Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/ SARs			Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Options/SARs	Employees in	Price Per	Expiration	for Option Term
Name	Granted (1)	Fiscal Year	Share (2)	Date	5% (3)	10% (3)
John P. McAlister	25,000	7.6%	$3.16	11/18/2010	$21,826	$48,230
Mark C. Allen	18,000	5.5%	$3.16	11/18/2010	$15,715	$34,726
Richard D. Cramer	-	-	-	-	-	-
Bryan S. Koontz	80,000	24.2%	$3.70	05/19/2010	$81,779	$180,711
B. James Rubin	18,000	5.5%	$3.16	11/18/2010	$15,715	$34,726
Dieter Schmidt-Bäse	10,000	3.0%	$3.16	11/18/2010	$8,730	$19,292

(1) The options were granted under the 2005 Equity Incentive Plan and become exercisable as to 25% of the option shares on the first anniversary of the grant date and 1/48th per month for three years thereafter.  The options have a five-year term, subject to earlier termination in the event of the optionee's cessation of service.  Options granted to Mr. Koontz in 2005 vest completely within one year

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission.  There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level.

Option Exercises and Holdings

The following table sets forth information concerning all stock options exercised during fiscal 2005 and unexercised stock options held at the end of that fiscal year by the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options
Name	on Exercise	Realized	at Year-End 2005		at Fiscal Year-End (1)
	#	$	Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
John P. McAlister	21,875	$47,578 (2)	119,000	25,000	$ -	$ -
Mark C. Allen	-	-	56,792	28,208	$ -	$ -
Richard D. Cramer	-	-	35,832	-	$ -	$ -
Bryan S. Koontz	-	-	46,667	33,333	$ -	$ -
B. James Rubin	-	-	154,375	38,625	$ -	$ -
Dieter Schmidt-Bäse	-	-	47,500	22,833	$ -	$ -

(1)  Based on the fair market value of Tripos Common Stock on December 30, 2005 ($2.93 per share).

(2)  Reflects the net effect of using shares previously acquired to pay the exercise price for the options exercised by Dr. McAlister.  Dr. McAlister still holds the shares acquired.

                                                                     -14-

The table below lists the shares available for issuance under all current equity compensation plans, the weighted average exercise price of outstanding options, warrants and rights, along with the number of securities available for future issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders
1994 Director Option Plan	416,700	$8.64	None
1994 Employee Stock Option Plan	1,207,493	$7.81	None
1996 Director Stock Compensation Plan	N/A	N/A	106,221
2002 Employee Stock Purchase Plan	N/A	N/A	360,744
2005 Equity Incentive Plan	330,900	$3.29	575,149

Equity compensation plans not approved by shareholders	None	N/A	None
Total	1,955,093	$7.23	1,042,114

No grants or awards were made without prior approval of the Board of Directors from shareholder approved plans.

On January 5, 2005, Tripos issued warrants for 156,250 shares with an exercise price of $4.48 as part of the terms to finance the acquisition of Optive Research, Inc.

REPORT OF THE COMPENSATION COMMITTEE

The following is the Report of the Compensation Committee of the Board of Directors ("the Committee"), describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to them for the year ended December 31, 2005.  The Committee is responsible for setting the general compensation policies for us, which include specific compensation levels for executive officers, bonus pools, and option grants under the 2005 Equity Incentive Plan.  These programs and the Committee's compensation philosophy are designed to attract and retain key executives by providing appropriate incentives linked to our financial performance.  The Committee is composed only of non-employee Directors.

Compensation Philosophy

The Compensation Committee evaluates the performance of the Chief Executive Officer and other officers annually based upon financial and non-financial performance goals that contribute to the profitability and growth of Tripos.  The Committee has approved compensation policies that seek to enhance the linkage of compensation to company objectives and overall company performance.  The executive officers' compensation package is comprised of (i) base salary, (ii) annual incentive opportunity tied to achievement of Operating Income and other goals, and (iii) long-term incentives established to align management with shareholders, in the form of stock options.  The Chief Executive Officer recommends annual increases for other executives for review and approval by the Committee.

Base Salaries -- Individual salary increases are likely to be based on a variety of factors including, but not limited to: competitive salary levels for the industry, individual job responsibilities, results versus target objectives, and Tripos' financial performance.

                                                                     -15-

Annual Incentives -- Annual incentive targets are set as a percent of salary for each employee based on attainment of corporate financial goals, departmental goals and individual performance goals.  Weighting of goals varies by participant and is dependent upon their role and influence on the success of the Company.  The Committee sets the bonus levels for the senior management team at or above 40% of base salary subject to the achievement of the goals described above (See the Summary Compensation Table for details).  No bonuses were earned during 2005 based on the Company's 2005 performance.  Bonuses earned in 2004 were awarded by the Board of Directors based on achievement of certain performance goals.  In addition, Dr. McAlister was awarded a bonus in the second quarter of 2004 for completion of successful strategic investments.  During 2003, no bonuses were awarded to Dr. McAlister (CEO) and the Executive Team based on 2003 company performance, although the broader employee population did earn a bonus for achievement of their "individual" performance goals.

Long-term Incentives -- We had adopted the Tripos 2005 Equity Incentive Plan and the 1994 Stock Option Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, and to promote the success of our business.  Awards under these equity incentive plans were designed to give the recipient an equity stake in our company and thereby closely align their interests with those of our shareholders.  The Committee has established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position and his or her existing holdings of unvested options.  The number of shares granted to each executive officer in fiscal years 2005, 2004 and 2003 was based upon the officer's tenure, level of responsibility, and relative position in our company and, in the case of 2005 grants, the Committee's intention to provide a retention incentive in light of the consideration of strategic alternatives for the Company.  However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.  In accordance with its own policy and the terms of the 2005 Equity Incentive Plan, the Committee will not, however, reprice any granted stock options.  The Tripos 1994 Stock Option Plan expired during 2004 although options granted under the plan remain outstanding until their exercise, expiration or forfeiture.  The 2005 Equity Incentive Plan was approved by shareholder vote for the purpose of replacing the expired 1994 Stock Option Plan.

Employment and Severance Agreements -- The Company does not utilize employment agreements except for employees in certain European countries where it is a matter of standard practice.  The Named Executive Officers' services are not covered by employment agreements.  These officers are, however, covered by agreements that provide for payments based on termination of employment following a change in control of the Company.  If following a change of control of the Company, the Named Executive's employment with the Company is terminated by the Company, the Named Executive shall receive his or her accrued benefits along with a termination payment equal to one hundred percent (100%) of the Named Executive's then current year's base salary, plus one hundred percent (100%) of the amount, if any, of the prior year's bonus.  Additionally, in the event of a change in control, all outstanding options will immediately vest.

The Internal Revenue Code, and the regulations promulgated thereunder, limits the tax deduction we may recognize for compensation paid to executive officers, whose compensation is listed in this Proxy Statement, to $1.0 million per person, per year.  This deduction limit does not apply to compensation that complies with applicable provisions of such regulations, including exceptions for incentive-based compensation and compensation granted pursuant to shareholder-approved plans.  Because the Committee did not expect the compensation to be paid to the executive officers to exceed $1.0 million per person in 2005, the Committee did not take any action prior to or during 2005 which would have been required to comply with the aforementioned regulations so that the deduction limit would not apply.  The Committee will continue to evaluate the other components of the executive compensation program and will take the necessary actions with respect to such regulations should it be deemed appropriate in setting compensation levels to be paid to the executive officers in future years.

Chief Executive Officer Compensation

The Compensation Committee meets with Dr. McAlister to discuss his personal performance during the fiscal year.  The Committee's objective is to have Dr. McAlister's base salary keep pace with the salaries being paid to similarly situated CEOs in the software and biotechnology industries, and reflect individual performance and achievement of our corporate goals.  Dr. McAlister's base salary is reviewed annually by the Compensation Committee based on these discussions and other criteria mentioned above.  In reviewing Dr. McAlister's compensation for 2005, the Committee also took into account their view that Dr. McAlister's leadership and scientific expertise would be important to the Company.

                                                                     -16-

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Compensation Committee
Mr. Ralph S. Lobdell, Chairman
Mr. Alfred Alberts	Mr. Gary Meredith
Mr. Stewart Carrell	Dr. Ferid Murad

COMPARISON OF SHAREHOLDER RETURN

Indexed Comparison of Total Return since December 2000

Total Return Index for the NASDAQ National Market and

Total Return for NASDAQ Pharmaceutical Companies

                Note:      Assumes $100 invested on 12/31/00 in Tripos Common Stock, the total return index for the NASDAQ National Market and the total return index for NASDAQ Pharmaceutical Companies.  Assumes reinvestment of dividends on a daily basis.

        The graph covers the period from December 31, 2000 through the fiscal year ended December 31, 2005.  The graph assumes that $100 was invested on December 31, 2000 in Tripos Common Stock and in each index and that all dividends were reinvested.  No cash dividends have been declared on our Common Stock.  Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

COMMUNICATIONS WITH THE BOARD

Shareholders may communicate with the Board of Directors, individually or as a group, by submitting written communications to the appropriately addressed Board member(s), c/o Corporate Secretary, Tripos, Inc., 1699 South Hanley Road, St. Louis, MO 63144.  All communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the communication:

                                                                     -17-

•         is an advertisement or other commercial solicitation or communication;

•         is obviously frivolous or obscene;

•         is unduly hostile, threatening, illegal; or

•         relates to trivial matters, which will be delivered to the intended recipient for review at the next regularly scheduled Board meeting.

The director or directors who receive such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors, to one or more of its committees or to the Company's management and whether or not a response to the person sending the communication is appropriate.  Any response will be made through the Company's Corporate Secretary in accordance with the Company's policies and procedures and applicable laws and regulations relating to the disclosure of information.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, disclosure controls and process for monitoring compliance with laws and regulations.  Each of the members of the Audit Committee is independent, as defined under the listing standards of The NASDAQ National Market and in accordance with the applicable rules and regulations of the Securities and Exchange Commission.  The Audit Committee operates under a written charter adopted by the Board of Directors in 2005 and included as an exhibit to the Company's proxy statement for the 2005 Annual Meeting of shareholders.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America.  Management is also responsible for the Company's disclosure controls.  The Company's independent registered public accounting firm, BDO Seidman, LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.  The Committee's responsibility is to oversee and review these processes.  The Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence.  The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent  registered public accounting firm.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter.  To carry out its responsibilities, the Audit Committee met six (6) times during 2005.  Each of the members of the Committee participated in all of these meetings, except that Mr. Meredith participated in three meetings and Dr. Murad participated in four meetings.

In overseeing the preparation of the Company's financial statements, the Committee meets with management and with representatives of the independent registered public accounting firm, including in executive session without management present, to review and discuss all financial statements prior to their issuance, results of their examinations, their evaluations of our internal controls, the overall quality of our financial reporting, and significant accounting issues.  Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee discussed the statements with both management and the independent registered public accounting firm.  The Committee's review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications).   The Committee discussed with the independent registered public accounting firm, the overall scope and plans for their respective audit in fiscal year 2006.  The Audit Committee has also received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with BDO Seidman, LLP their independence.

                                                                     -18-

On the basis of these reviews and discussion, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended that BDO Seidman, LLP, independent registered public accounting firm, be selected as the firm to audit our accounts and to report on our financial statements for the fiscal year ending December 31, 2006.

As previously reported on a Current Report on Form 8-K filed March 6, 2006, the Audit Committee of the Board of Directors on February 28, 2006, agreed with management's conclusion that the Company's condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 should be restated to correct an error relating to accounting for foreign exchange transaction gains and losses from certain intercompany transactions and that such previously filed financial statements should no longer be relied upon.  These Quarterly Reports were subsequently amended to reflect this restatement.  The Audit Committee agreed with management's assessment that its disclosure controls and procedures were not effective and this control deficiency constituted a material weakness in its internal control over financial reporting as of December 31, 2005.  The Audit Committee believes that corrective actions implemented by management, taken as a whole, will mitigate the material weakness described above.

On April 27, 2004, Ernst & Young notified us that they would resign as our independent auditors upon completion of their review of financial information for the first quarter of 2004.  On April 29, 2004 we filed a current Form 8-K, which is incorporated herein by reference, disclosing the resignation of Ernst & Young.  On May 11, 2004 we filed a current Form 8-K/A, which is incorporated herein by reference, disclosing the effective date of Ernst & Young's resignation to be May 5, 2004.  The Audit Committee appointed BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2004.  BDO Seidman has performed the function since being appointed on July 19, 2004.  We filed a current Form 8-K, which is incorporated herein by reference, on July 19, 2004 disclosing the appointment of BDO Seidman as our independent registered public accounting firm.

Audit Committee
Mr. Stewart Carrell, Chairman
Mr. Ralph Lobdell	Mr. Gary Meredith
Mr. Alfred Alberts	Dr. Ferid Murad

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	BDO Seidman, LLP
	2005	2004
Audit Fees	$ 344,281	$ 350,866
Audit-related Fees	23,340	21,765
Tax Fees	44,895	--
All Other Fees	--	--
Total	$ 412,516	$ 372,631

Audit fees include fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.  "Audit-related Fees" principally included accounting consultation.  "Tax Fees" included tax compliance, tax advice and tax planning research.  "All Other Fees" includes any allowed fees not presented in the other categories listed above.

                                                                     -19-

The Audit Committee has established a policy that all audit and non-audit services will be pre-approved by the Committee or, in the case of non-audit services, the Chairman of the Committee.  Consistent with this policy, the Audit Committee authorized management to spend (in addition to approved audit fees) up to $25,000 in aggregate annually on accounting and tax consultations but not more than $15,000 on any single project.

It is anticipated that a representative of BDO Seidman, LLP will attend the meeting and shall be available to respond to appropriate questions.  It is not anticipated that the representative from BDO Seidman, LLP will make any statement or presentation.

ANNUAL REPORT

A copy of the Annual Report for the fiscal year ended December 31, 2005 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We filed a Form 10-K with the SEC.  Shareholders may obtain a copy of the Form 10-K without charge, by writing to B. James Rubin/Corporate Secretary, at our executive offices at 1699 South Hanley Road, St. Louis, Missouri  63144.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

April 17, 2006	TRIPOS, INC.
/s/ B. James Rubin
Corporate Secretary
St. Louis, Missouri

                                                                     -20-

APPENDIX A

THIRD AMENDMENT

TRIPOS, INC.

1996 DIRECTOR STOCK COMPENSATION PLAN

                Tripos, Inc. established the 1996 Director Stock Compensation Plan ("Plan") in 1996.  Tripos, Inc. now wishes to amend the Plan to extend its expiration by five (5) additional years.

                NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval of the stockholders of Tripos, Inc.:

(1)     Section 6 is hereby amended to:

"Term of Plan.  The Plan shall become effective upon the latter to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 14 of the Plan.  It shall continue in effect for an initial term of ten (10) years, and a subsequent additional term of five (5) years upon approval by vote of the stockholders, unless sooner terminated under Section 11 of the Plan".

                Tripos, Inc. hereby adopts the foregoing amendment this 9th day of March, 2006.

                                                                                TRIPOS, INC.

                                                                                By: /s/ John D. Yingling

Title: Vice President Chief Accounting Officer/Assistant Secretary

                                                                     -21-

                                                                     -22-

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL (PROPOSAL 3).						Please Mark Here for Address Change or Comments SEE REVERSE SIDE

1. Election of Directors		(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.			3. Act upon a Shareholder proposal to request the Board to put the Company up for sale (Opposed by the Board)
FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right
		01 Ralph Lobdell 02 John McAlister	03 Alfred Alberts 04 Gary Meredith	05 Stewart Carrell 06 Ferid Murad
					FOR	AGAINST	ABSTAIN
[ ]	[ ]				[ ]	[ ]	[ ]
		2. Extend the term of the 1996 Director Stock Compensation Plan for five (5) additional years.			4. In their discretion, the proxies are authorized to vote on such other business as may properly come before this meeting, or any adjournments or postponements thereof.
		FOR	AGAINST	ABSTAIN
		[ ]	[ ]	[ ]

Consenting to receive all future meeting materials and shareholder communications electronically is simple and fast!  Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2,  and AGAINST PROPOSAL 3.

Signature____________________________________________ Signature if held jointly*  _________________________________________ Date _____________________

*Please sign exactly as name appears on this form. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

^

 FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/trps

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site, or vote your proxy through ISD at: http://www.melloninvestor.com/isd

OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.tripos.com

                                                                     -23-

Tripos, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 17, 2006

The undersigned hereby appoints B. James Rubin and John D. Yingling, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tripos, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 17, 2006, at 1:00 p.m., local time, at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

PLEASE DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE SIDE,

AND RETURN IT IN THE ENVELOPE PROVIDED BEFORE THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

You can now access your Tripos, Inc. account online.

Access your Tripos, Inc. shareholder account online via Investor ServiceDirect® (ISD).

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                                                                                      • Establish/change your PIN

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